Exhibit 99.1

JAKKS Pacific Announces Appointment of John Kimble as Chief Financial Officer
And One-Year Extension of Chief Executive Officer’s Employment Term

SANTA MONICA, Calif. - November 20, 2019 - JAKKS Pacific, Inc. (NASDAQ: JAKK) announced today the appointment of John Kimble as Executive Vice President and Chief Financial Officer effective November 20, 2019.

Mr. Kimble will be responsible for overseeing all financial aspects of the Company, including financial planning and analysis, accounting and financial reporting, as well as managing the tax, internal audit, treasury, and investor relations functions. He will report directly to JAKKS’ Chairman and CEO, Stephen Berman.

Mr. Kimble brings to JAKKS more than 20 years of experience in finance, strategy and corporate development, with expertise in operations, financial planning and strategy, cross-border international business activities, licensing and mergers and acquisitions, in addition to financial reporting and accounting.

Mr. Kimble worked for over 12 years at various positions at The Walt Disney Company, as VP/Finance, Strategy, Operations and Business Development. More recently, Mr. Kimble spent six years at Mattel, Inc. where he served in various positions and concluded his career there as VP/Head of Corporate Development – Licensing Acquisitions – M&A. In between his service at Disney and Mattel, John spent a couple of years as an entrepreneur at a start-up gaming company. He began his career as a consultant for Mars & Co., a global strategy consulting firm. Mr. Kimble received his Bachelor’s Degree in Management Science, Concentration in Finance, Minor in Economics from Sloan School, Massachusetts Institute of Technology (M.I.T.) and has a Master of Business Administration (MBA) from the Wharton School of the University of Pennsylvania.

Stephen Berman, JAKKS’ Chairman and CEO commented: “We are very excited to welcome John to the team and add his broad experience in finance and licensing to our management team. We believe his financial management skills coupled with his entrepreneurial experience will serve us well as we continue to implement our strategy of growth both domestically and internationally. Moreover, John’s decades of experience working within the toy industry, together with his extensive background with licensing, is a perfect fit as we look to increase our IP portfolio with new and exciting products.”

Mr. Kimble commented: “I look forward to joining JAKKS and working with Stephen Berman and the management team. I see this as a natural evolution of my professional career as I can bring my experiences at Disney and Mattel to this position. With JAKKS’s recent recapitalization in the rear window, I believe that my skill sets, which include experience in finance, licensing, gaming, and international sales, will allow me to assist JAKKS in the development and implementation of its business strategies aimed at increasing shareholder value.”

The Company also announced that the term of Mr. Berman’s employment has been extended for one year through December 31, 2021. Mr. Berman stated: “The one-year extension of my employment term should provide additional stability for the Company to enable it to achieve its objectives, while at the same time signaling that stability to our industry partners, our licensors, customers, factories and vendors.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include Perfectly Cute™, Real Workin’ Buddies™, Squish-Dee-Lish™, XPV®, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®; a wide range of entertainment-inspired products featuring premier licensed properties; and C’est Moi™, a new generation of clean beauty. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

©2019 JAKKS Pacific, Inc. All rights reserved.

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, or that the Recapitalization transaction or any future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

Media Contact:

JAKKS Pacific

Rachel Griffin

424-268-9553

Rgriffin@jakks.net

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